EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT is entered into as of the 1st day of July 1998 (the "Effective Date") by and between Bentley Pharmaceuticals Inc., a Florida corporation, (the "Employer") and James R. Murphy (the "Employee"), as the same may be modified, supplemented, amended or restated from time to time in the manner provided herein.

                                    RECITALS

The Employer desires to employ the Employee, and the Employee desires to be employed by the Employer, all upon the terms and provisions and subject to the conditions set forth in this Agreement.

                                   WITNESSETH

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to be legally bound as follows:

1. Employment. The Employer hereby employs the Employee, and the Employee hereby accepts such employment as the President, Chairman of the Board and Chief Executive Officer of the Employer upon the terms and subject to the conditions set forth in this Agreement. The Employee shall, without any compensation in addition to that which is specifically provided in this Agreement, serve in such further offices or positions with Employer or any subsidiary of Employer or (collectively, the "Employer Group") as shall from time to time be reasonably requested by the Board of Directors of Employer. Each office and position within the Employer Group in which Employee may serve or to which he may be appointed shall be consistent in title and duties with Employee's positions as Chairman, President and Chief Executive Officer of the Employer.

2. Term. Subject to the termination provisions hereinafter contained, the term of employment under this Agreement shall be for an initial term of three and one-half years, commencing on the Effective Date and terminating on December 31, 2001. This Agreement and the Employee's employment hereunder shall thereafter be automatically renewed for successive one (1) year terms, unless terminated as hereinafter provided. The term of employment hereunder, and any extension thereof pursuant to this paragraph, are referred to as the ("Term").

3. Compensation, Reimbursement, etc

(a) Base Salary. Effective July 1, 1998, the Employer shall pay to the Employee as compensation for all services rendered by the Employee a base salary of $275,000 plus annual bonuses as determined by the Compensation Committee of the Board of Directors, subject to Sections 3(d) and 3(e). Beginning Jan. 1, 1999 the base salary will be adjusted to $290,000. Annual reviews of the Employee will be on a calendar year basis thereafter.

(b) Expense Reimbursement. The Employer shall reimburse the Employee on a semi-monthly basis for all reasonable expenses incurred by the Employee in the performance of his duties under this Agreement; provided however, that the Employee shall have previously furnished to the Employer an itemized account, satisfactory to the Employer, in substantiation of such expenditures.

(c) Benefits. The Employee shall be entitled to health and other benefits on the same terms and conditions as the Employer has made available to the Employee during his initial employment contract dated 12 June 1995, i.e. participation in the Employer's Health Plan supplemented by an executive policy from Boston Mutual or a comparable carrier. The Employer shall obtain a term life insurance and disability policy for the Employee with a value equal to at least one and one half year's base salary payable to the estate of the Employee upon the Employee's death or to the Employee in the event of disability as provided in
Section 7(b) hereof.

(d) Bonuses. The Employee shall be eligible for a bonus on or prior to December 31, 1998, payable in common stock of the Employer in an amount to be determined by the Compensation Committee. Thereafter during the Term starting Jan 1, 1999, the Employee shall be eligible for bonuses up to 50% of annual salary or any other amount determined by the Compensation Committee, payable in cash and/or common stock in accordance with this Section 3(d) (i), (ii), and (iii). Such compensation will be awarded as soon as practicable after March 15th. It is hereby understood between the Employer and the Employee that upon (i). the attainment of the Employer's posting of it's second consecutive quarter of net profit, or closing a year with a net profit, or announcement of a merger into another company, or the sale or transfer of all or substantially all of the pharmaceutical assets of the Company, the Employee will be entitled to a cash bonus award 50% of annual base salary, OR (ii) upon a Change in Control (as defined below), the Employee will be entitled to a cash bonus award 50% of annual salary. OTHERWISE, (iii). Bonuses (payable in cash and/or common stock of the Company) will be determined based upon, but not limited to, improvement in the financial position of the Company without regard to budgeted research and development expenditures. Other considerations will be given to the attainment of strategic alliances, acquisition of new products, acquisition of technologies, purchase of developmental products for future commercialization, attainment of patents, product registrations submitted and/or approved, raising of capital, as well as specific personal and corporate goals which will be submitted to the Compensation Committee by the Employee within 30 days of the organizational meeting which the Compensation Committee will review, approve or modify and return said goals document ("Document") to the Employee for submission to the Board of Directors for ratification. Each year the Compensation Committee will give consideration and weight to each agreed upon objective. The Employee will be evaluated by the Compensation Committee, beginning in the fall of each year, based upon the

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

mutually agreed Document. Any alteration in the Employee's compensation would be effective at the beginning of the calendar year.

(e) Annual Review. The Employee shall be reviewed by the Board of Directors of the Employer on an annual (calendar year) basis and be eligible to receive a minimum of 7% increase in base salary and issuance of a minimum of 50,000 stock options or a greater amount as determined by the Board's Compensation Committee.

(f) Stock Option Plan. Beginning in April 1999, the Employee will again be eligible for periodic stock option grants under the 1991 Stock Option Plan (the "Plan") or Non-Plan Options (defined below) as determined by the Board of Director's Compensation Committee.

4. Duties. The Employee is engaged as the Chairman of the Board, President, Chief Executive Officer of Bentley Pharmaceuticals, Inc. and in addition President (Consejero Delegado) of Laboratorios Belmac, S.A., President of Laboratorios Davur in Spain, President of Laboratorios Belmac-Davur in Chile and President of Pharma de Espana, Inc. In addition, the Employee shall have such other duties and hold such offices as may from time to time be reasonably assigned to him by the Board of Directors of the Employer.

5. Extent of Services. During the Term of employment under this Agreement, the Employee shall devote his full time, energy and attention to the benefit and business of the Employer and its affiliates and shall not be employed by another entity, except as a consultant to or as a director of a non-competitive company or a company that could be of strategic interest to the Employer approved, by the Employer's Board of Directors.

6. Vacation and Days Off. The Employee may take a maximum of four weeks of vacation each calendar year, at times to be determined in a manner most convenient to the business of the Employer. A maximum of one week unused vacation may be carried over from one calendar year to the next or will be paid to the Employee.

7. Termination Following Death or Incapacity.
(a)      Death.

All rights of the Employee under this Agreement shall terminate upon death (other than rights accrued prior thereto). All Plan Options (as defined below) shall vest in accordance with the Plan and shall be exercisable for a period of time as set forth in the Plan. All Non-Plan Options (as defined below) shall immediately vest and transfer to the Employee's estate and be exercisable for a period of 5 years from the date of his death or the period of time as set forth in the Non-Plan Option Contract, whichever is greater. However, at the election of the Employee's estate, all Plan Options may be terminated and may be replaced with Non-Plan Options (the "Replacement Options"). The Replacement Options shall have the same terms as set forth in the Plan, except that terms relating to Non-Plan Options (as defined below), which are set forth in this Agreement


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

and which vary the terms of the Plan shall govern. The Employer shall pay to the estate of the Employee any unpaid salary and other benefits due as well as reimbursable expenses accrued and owing to the Employee prior to his death. The Employer agrees to maintain life insurance on the Employee equivalent to one and one half year's base salary and will be payable to the Employee's estate upon his death. The Employer shall have no additional financial obligation under this Agreement to the Employee or his estate beyond the term-life insurance benefit as discussed above.

(b) Disability.
         (i) During any period of disability, illness or incapacity during the term of this Agreement which renders the Employee at least temporarily unable to perform the services required under this Agreement, the Employee shall receive throughout which time, his salary payable under Section 3 of this Agreement, less any benefits received by him under any insurance carried by or provided by the Employer; provided however, all rights of the Employee under this Agreement (other than rights already accrued) shall terminate as provided below upon the Employee's permanent disability (as defined below).
         (ii) The term "permanent disability" as used in this Agreement shall mean the inability of the Employee, as determined by the Board of Directors of the Employer, by reason of physical or mental disability to perform the duties required of him under this Agreement after a period of: (a) 120 consecutive days of such disability; or (b) disability for at least six months during any twelve month period. Upon such determination, the Board of Directors may terminate the Employee's employment under this Agreement upon ten (10) days prior written notice. In the event of permanent disability all Plan Options (as defined below) shall vest in accordance with the terms of the Plan and shall be exercisable for a period of time as set forth in the Plan. All Non-Plan Options (as defined below) shall immediately vest and will be exercisable for a period of five years or the period of time indicated in the option contract, whichever is greater. At the election of the Employee, Plan Options (as defined below) may be terminated and may be replaced by Replacement Options.
     (iii) If any determination of the Board of Directors with respect to permanent disability is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians. The Employee and Employer shall each appoint one member, and the third member of the panel shall be appointed by the other two physicians. The Employee agrees to make himself available for and to submit to reasonable examinations by such physicians as may be directed by the Employer. Failure to submit to any such exam shall constitute a material breach of this Agreement. In the event such a panel is convened, the party whose position is not sustained will bear all the associated costs.

8.       Other Terminations.

(a)      Without Cause.


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


     (i) Either the Employee or the Employer may terminate this Agreement upon written notice, sixty (60) days prior to the end of the initial term or any one-year extension of this Agreement.
     (ii) If the Employee gives notice pursuant to paragraph (i) above, the Employer shall have the right to either (a) relieve the Employee, in whole or in part, of his duties under this Agreement (without reduction in compensation) or
(b) to accelerate the date of termination to coincide with the date on which the written notice is received (without reduction in compensation for the notice period).
     (iii) Not withstanding any provisions hereof to the contrary, the Employer may terminate this Agreement without cause at any time. If the Employer terminates this Agreement pursuant to the provisions of this paragraph 8(a)
(iii), it shall pay to the Employee as a severance benefit, in cash, an amount equal to two (2) times the Employee's Base Salary plus bonus, all Plan Options (defined below) shall vest in accordance with the terms of the Plan and shall be exercisable for a period of time as set forth in the Plan and all Non-Plan Options (defined below) shall immediately vest and be exercisable by the Employee for a period of five years or the period of time indicated in the Non-Plan Option contract whichever is greater. At the election of the Employee, all Plan Options (as defined below) may be terminated and may be replaced by Replacement Options.

(b)      For Cause.

     (i) The Employer may terminate this Agreement without notice (a) upon the Employee's breach of any material provision of this Agreement, or (b) for other "good cause" (as defined below).
     (ii) The term "good cause" as used in this Agreement shall include, but shall not be limited to: (a) conduct disloyal to the employer; (b) conviction of any crime involving moral turpitude; and (c) substantial dependence, as determined by the Board of Directors of the Employer, on any addictive substance, including but not limited to alcohol, amphetamines, barbiturates, methadone, cannabis, cocaine, PCP, THC, LSD, or narcotic drug. Should the Employee dispute such a determination, the parties hereto agree to abide by the decision of a panel of three physicians as described in section 7 (b) (iii).

(c.) Payment on Termination. If this Agreement is terminated pursuant to Section 8(b), the Employer shall pay to the Employee any unpaid salary and other benefits and reimbursable expenses accrued and owing to the Employee. Such payment shall be in full and complete discharge of any and all liabilities or obligations of the Employer to the employee hereunder except as provided in
Section 9 hereof. The Employee shall be entitled to no further benefits under this Agreement other than extension of health benefits as the Employee's expense and Plan Options (defined below) shall vest in accordance with the terms of the Plan and shall be exercisable for a period of time as set forth in the Plan and all Non-Plan Options (defined below) awarded to the Employee shall immediately vest and be exercisable for a period of 5 years or the period of time indicated in the option contract, whichever is greater.


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


8.       Termination of Employment Upon Change in Control.

(a) For purposes hereof, a "Change in Control" shall be deemed to have occurred if:
     (i) there has occurred a "change in control" as such term is used in Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as in effect as the date hereof (hereinafter referred to as the "Act");
     (ii) if there has occurred a Change in Control as the term "Control" is defined in Rule 12b-2 promulgated under the Act;
     (iii) when any  "person"  (such term is defined in Section3  (a) (9) and 13
(d) (3) of the Act), during the Term of this Agreement, becomes a beneficial owner, directly or indirectly, of securities of the Employer representing 20% or more of the Employer's then outstanding securities having the right to vote on the election of directors;
     (iv) if the stockholders of the Employer approve a plan of complete liquidation or dissolution of the Employer or a merger or consolidation in which the Employer is not the surviving corporation;
     (v) if there has occurred a change in ownership of effective control of the Employer (within the meaning of Section 280G (b) (2) (A) of the Internal Revenue Code of 1986, as amended (the "Code"); or
     (vi) when the individuals who are members of the Board of Directors of the Employer on the date hereof shall cease to constitute at least a majority of the Board of Directors of the Employer, provided, however, that any new director whose election to the Board of Directors or nomination for election to the Board of Directors then still in office, shall not be deemed to have replaced his or her predecessor.

(b) The Employee may terminate his employment at any time within 12 months after a Change in Control and any of the following events has occurred:
     (i) an assignment to the Employee of any duties inconsistent with the status of the Employee's office and/or position with the Employer as constituted immediately prior to the Change in Control or a significant adverse change in the nature or scope of the Employee's authorities, powers, compensation, functions or duties as constituted immediately prior to the Change in Control,
     (ii) a failure by the Employer, after having received written notice from the Employee specifying a material breach of its obligations pursuant to this Agreement, to cure such breach within 30 days after receipt of such notice.
     (iii) the Employee determines that the work environment is hostile or uncomfortable.

An election by the Employee to terminate his employment following a Change in Control shall not be deemed a voluntary termination of employment by the Employee for the purpose of interpreting the provisions of this Agreement or any of the Employer's Employee benefit plans and arrangements. The Employee's continued employment with the Employer for any period of time during the Term of this Agreement after a Change of Control shall not be considered a waiver of any right he may have to terminate his employment to the extent permitted under this
Section 9 (b).

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

If the Employer terminates the Employee without cause pursuant to Section 8 (a) hereof within 12 months after a Change in Control has occurred, such termination shall be deemed an election by the Employee to terminate his employment pursuant to this Section 9. In addition, in the event of such termination, the Employee shall continue to have the obligation provided for in Sections 11 and 12 hereof.

(c). If the Employee's employment with the Employer is terminated under Section 9 (b) hereof,
     (i) the Employee shall be paid in a lump sum, within 30 days after termination of employment, in cash, severance pay in an amount equal to 2.99 times his Base Salary plus bonuses, or that amount of salary and bonuses that would have been due to the Employee through the expiration of the Term of this Agreement, whichever is the greater; Notwithstanding the foregoing, if the majority of the Board approves a transaction which results in a Change in Control, (a) the Employee may not terminate his employment pursuant to Section 9
(b) (iii) hereof and the amount paid to the Employee shall be calculated using the multiplier 2.0 rather than 2.99 as set forth in Section 9 (c).
     (ii) the Employee shall be issued a number of stock options to purchase shares of common stock (the "Common Stock") of the Employer equal to the number of stock options (vested or non-vested) held by the Employee immediately prior to the effective date of any Change in Control; to the extent that a sufficient number of shares of Common Stock are available under the Plan, options to purchase such shares shall be issued under the Plan ("the Plan Options"), and to the extent that there are an insufficient number of shares available under the Plan, such number of options to purchase shares shall be issued outside of the Plan (the "Non-Plan Options"); the exercise price of the shares underlying the Plan Options shall equal the fair market value of the Employer's Common Stock on the date of the Employee's termination and the exercise price of the shares underlying the Non-Plan Options shall equal the closing bid price of the Employer's Common Stock on the Effective Date of this Agreement; and
     (iii) all stock options held by the Employee immediately prior to the effective date of the Change in Control and those Plan Options granted pursuant to Section 9 (c) (ii) shall immediately vest and become fully exercisable for a period of time indicated in the option contract, and all Non-Plan Options granted pursuant to Section 9 (c)(ii) shall immediately vest and become fully exercisable for a period of 5 years or the period of time indicated in the option contract, whichever is greater; however, at the option of the Employee, if the Employee is to receive options pursuant to this section, all Plan Options may be terminated and may be replaced with Replacement and
     (iv) benefits, as provided in Section 3 (c), shall continue until the end of the Term as if the Employee continued to remain in employment through the end of the Term of this Agreement or for a period of five years whichever is greater.

The lump sum severance payment described in this Section 9 (c) (i)-(iv) is hereinafter referred to as the "Termination Compensation". The amount of the Termination Compensation shall be determined, at the expense of the Employer, by its regular outside certified public accountant organization Upon payment of the Termination Compensation and any other accrued compensation, this Agreement shall terminate (except for the


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

Employee's obligations pursuant to Sections 10, 11, 12,13 and 14 hereof) and be of no further force or effect.

(d) After a Change in Control has occurred, the Employer shall honor the Employee's exercise of the Employee's outstanding stock options and any other stock related rights, in accordance with this Employment Agreement. After a Change in Control has occurred and the Employee's employment is terminated as a result thereof, the Employee (or his designated beneficiary or personal representative(s) shall also receive, except to the extent already paid pursuant to Section 9 (c) (i) hereof or otherwise, the sums the Employee would otherwise have received (whether under this Agreement, by law or otherwise) by reason of termination of employment as if a Change of Control had not occurred.

(e) Notwithstanding anything in this Agreement to the contrary, the Employee shall have the right, prior to the receipt by him of any amounts due hereunder, to treat some or all of such amounts as a loan from the Employer which the Employee shall repay to the Employer, within 90 days from the date of receipt, with interest at the rate provided in Section 7872 of the Code. The repayment of the loan balance will be with the deferred severance which will then be supplied by the Employer. Notice of any such waiver or treatment of amounts received as a loan shall be given by the Employee to the Employer in writing and shall be binding upon the Employer.

 (f) The Employee shall not be required to mitigate the payment of the Termination Compensation or other benefits or payments by seeking other employment. To the extent that the Employee shall, after the Term of this Agreement, receive compensation from any other employment, the payment of Termination Compensation or other benefits or payments shall not be adjusted.

10. Disclosure, Proprietary Rights. The Employee agrees that during the Term of his employment by the Employer, he will disclose only to the Employer all ideas, methods, plans, formulas, processes, trade secrets, developments, or improvements known by him which relate directly or indirectly to the business of the Employer, including any lines of business, acquired by the Employee during his employment by the Employer; provided, that nothing in this Section 10 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure, including but not limited to trade secrets of third parties. For purposes of the Agreement, the term "the business of the Employer" shall include, without limitation, the following: the design, development, obtaining regulatory approval, production, manufacturing, marketing, and licensing of prescription and non-prescription drugs, medical devices, and methods for the diagnosis, evaluation, treatment or correction of any disease, injury, illness or other medical or health condition and such other lines of business as the Employer shall engage in during the Term hereof. The parties further agree that any inventions, formulas, trade secrets, ideas, or secret processes which shall arise form any disclosure made by the Employee pursuant to this paragraph, whether or not patentable, shall be and remain the sole property of the Employer.

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


11. Confidentiality. The Employee agrees to keep in strict secrecy and confidence any and all information the Employee assimilates or to which he has access during his employment by the Employer and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Employer. The Employee agrees that both during and after the Term of his employment by the Employer, he will not, without prior written consent of the Employer, disclose any such confidential information to any third person, partnership, joint venture, company, corporation, or other organization.

12. Non-Competition
The Employee covenants that he will not engage, directly or indirectly, alone or in conjunction with others, as an agent, employee, investor, director, shareholder or partner in any business which provides products, information and/or services to the public which are competitive with those provided by the Employer Group; provided, however, that the ownership by the Employee of 5% or less of the issued and outstanding shares of any class of securities which is traded on a national securities exchange or, in the over the counter market shall not constitute a breach of the provisions of this section. This covenant shall continue for the Term hereof and for a one year period subsequent to the termination of this Agreement. Through the Term of this Agreement and for a period of one year thereafter, if the Employee is terminated for good cause, the Employee will not on his own behalf or on behalf of any other business enterprise, directly or indirectly, solicit or induce any creditor, customer, client, supplier, officer, employee or agent of the Employer Group to sever his/her or its relationship with or leave the employ of the Employer Group.

13. Conflict of Interest
(a) Conflict of Interest. The Employee shall devote his full time, energy and attention to the benefit and business of the employer and its affiliates and shall not be employed by another entity, except as permitted in Section 5. (b) Essential Element. It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 10, 11, 12, 13(a) and 14 are essential elements of this Agreement, and that but for the Agreement of the Employee to comply with such covenants, the Employer would not have entered into this Agreement. Notwithstanding anything to the contrary in this Agreement, the terms and provisions of Sections 11, 12, 13(a) and 14 of this Agreement, together with any definitions used in such terms and provisions, shall survive the termination or expiration of this Agreement. The existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of such covenants.

14. Specific Performance. The Employee agrees that damages at law will be insufficient remedy to the Employer if the employee violates the terms of Sections 10, 11, 12 or 13 of this Agreement and that the Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such

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

Sections, which injunctive or other equitable relief shall be in addition to any other rights or remedies available to the Employer, and the Employee agrees that he will not raise and hereby waives any objection or defense that there is an adequate remedy at law.

15. Compliance with Other Agreements. The Employee represents and warrants that the execution of this Agreement by him and his performance of his obligation hereunder will not conflict with, result in the breach of any provision of, terminate, or constitute a default under any agreement to which the Employee is or may be bound.

16. Waiver of Breach. The waiver by the Employer of a breach of any of the provisions of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee.

17. D&O Insurance; Indemnification. The Employer hereby agrees to maintain in full force and effect for the duration of this Agreement, Director's and Officer's Liability Insurance of at least $2,000,000 and to indemnify and hold harmless to the full extent permitted by law, the Employee for acts performed by him in carrying out his duties and responsibilities in accordance with this Agreement.

18. Binding Effect, Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. This Agreement is a personal employment contract and the rights, obligations and interests of the Employee hereunder may not be sold or assigned or hypothecated.

19. Successors and Assigns; Assignment. Whenever in this Agreement reference is made to any party, such reference shall be deemed to include the successors, assigns, heirs, and legal representatives of such party, and without limiting the generality of the foregoing, all representations, warranties, covenants and other agreements made by or on behalf of the Employee in this Agreement shall inure to the benefit of the successors and assigns of the Employer; provided, however, that nothing herein shall be deemed to authorize or permit the Employee to assign any of his rights or obligations under this Agreement to any other person (whether or not a family member or other affiliate or the Employee other than stated in section 7 of this Agreement), and the Employee covenants and agrees that he shall not make any such assignments.

20. Modification, Amendment, Etc. Each and every modification and amendment of this Agreement shall be in writing and signed by all of the parties hereto, and each and every waiver of, or consent to any departure from, any representation, warranty, covenant or other term or provision of this Agreement shall be in writing and signed by each affected party hereto.

21. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail, first class, return receipt requested, to the parties at the following addresses:

Employer:   Bentley Pharmaceuticals, Inc      Employee:  James R. Murphy
            Two Urban Centre, Suite 400                  4 John Stark Lane
            4890 W, Kennedy Blvd.                        Hampton, NH
            Tampa, FL 33609                              03842

22. Severability. It is agreed by the Employer and Employee that if any portion of the covenants set forth in this Agreement are held to be unreasonable, arbitrary or against public policy, then that portion of such covenants shall be considered divisible both as to time and geographical area. The employer and Employee agree that if any court of competent jurisdiction determines the specific time period or the specified geographical area applicable to this Agreement to unreasonable , arbitrary or against public policy, then a lesser time period or geographical are which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Employee. The Employer and Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Employer.

23. Entire Agreement. This Agreement contains the entire agreement between the Employer and the employee and superseded all prior agreement and understandings, oral or written, with respect to the subject matter hereof. It is expressly agreed that the terms of this Employment Agreement govern any prior stock option grants to the Employee.

24. Headings. The headings contained in this agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

25. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

26. Counterparts. This Agreement may be executed in two counterparts copies of the entire document or of signature pages to the document, each of which may be executed by one or more of the parties hereto, but all of which when taken together, shall constitute a single agreement binding upon all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written.

Employer:                                 Employee:
Bentley Pharmaceuticals, Inc.             /s/ James R. Murphy
By:  ________________________             -------------------------
                                           James R. Murphy
Compensation Committee
Bentley Pharmaceuticals, Inc.
Board of Directors